EXHIBIT 99.2

PRESS RELEASE

Contacts:
Investors:
Risa Fisher
rfisher@webmd.net
201-414-2002

Media:
Jennifer Meyer
jmeyer@webmd.net
212-624-3912

WEBMD RESPONDS TO NASDAQ REQUEST

ELMWOOD PARK, N.J. (September 3, 2003) — WebMD announced today that Federal Bureau of Investigations and Internal Revenue Service agents executed search warrants today at its offices in Elmwood Park, NJ, Tampa, FL and Alachua, FL. WebMD believes that the search warrants relate principally to financial reporting issues at the Company’s Medical Manager subsidiary, including the $5.5 million financial restatement taken in 1999, and revenue recognition issues including those related to the dealer acquisition program of the Medical Manager subsidiary. WebMD intends to fully cooperate with the authorities in this matter, and does not believe that it has violated any laws.

In response to a request from NASDAQ for additional information, WebMD is providing the following information:

In August 1999, the company announced that it would restate the previously reported results of its Medical Manager subsidiary, which it acquired in July 1999, for the six months ended immediately prior to the acquisition. The company determined at the time that the accounting treatment previously accorded to five transactions involving the bulk sales of software licenses entered into concurrently with business combinations and other related transactions should be restated to reflect the software license revenues as a reduction of the acquisition price of the related transactions. At the time, the company also noted that the transactions represented $5,532,000 of revenue and $3,502,000 of net income for the six months ended June 30, 1999.

WebMD believes that the investigation leading to the search warrants executed today may have been initiated by former employees of its Medical Manager subsidiary. Earlier this year, WebMD commenced lawsuits against two former employees in the U.S. District Court for the Middle District of Florida and in Tennessee State Court, and each of the employees was terminated for cause.

ABOUT WEBMD

WebMD Corporation provides services that help physicians, consumers, providers and health plans navigate the complexity of the healthcare system. Our products and services streamline administrative and clinical processes, promote efficiency and reduce costs by facilitating information exchange, communication and electronic transactions between healthcare participants.

WebMD Health is the leading provider of online information, educational services and communities for physicians and consumers. WebMD Medical Manager is the leading provider of physician practice management software and related services. WebMD

Envoy is the leader in payer and healthcare provider transaction processing and reimbursement cycle management services.

Porex is a developer, manufacturer and distributor of proprietary porous and solid plastic products and components used in healthcare, industrial and consumer applications.

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties, including those described in our SEC filings.